Exhibit 99.5

SECOND AGREEMENT REGARDING EMPLOYMENT TERMS

BTU International, Inc. (“BTU”) and Peter Tallian (“Mr. Tallian”) intend for this Second Agreement Regarding Employment Terms (the “Agreement) to modify (only as expressly stated herein): (i) the offer letter dated March 20, 2009 (which Mr. Tallian signed on March 21, 2009) (the “Offer Letter”); (ii) the Retention Agreement dated March 20, 2009 (which Mr. Tallian signed on March 21, 2009) (the “Retention Agreement”); and (iii) the Agreement Regarding Employment Terms (which Mr. Tallian signed on November 27, 2012) (the “Prior Agreement”). BTU and Mr. Tallian agree as follows:

1.	The provisions set forth below and this Agreement shall take effect immediately upon, but only in the event of, the closing of the Merger Agreement between BTU and Amtech Systems, Inc. dated October 21, 2014 (the “Merger Agreement”). For the avoidance of doubt, this Agreement shall have no force or effect until the closing of the Merger Agreement.

2.	Mr. Tallian’s official job title will change to General Manager of BTU, and Mr. Tallian shall report to the Chief Executive Officer of Amtech, Inc.

3.	Mr. Tallian’s base salary shall be decreased to $10,192.31 per bi-weekly pay period (if annualized, the total is $265,000). Mr. Tallian’s salary shall be subject to all applicable taxes and withholdings. Additionally, Mr. Tallian will be eligible to receive an annual bonus equal to 30% of Mr. Tallian’s base salary in the event BTU achieves 100% of its EBITDA target and up to but not exceeding 45% of Mr. Tallian’s base salary in the event BTU exceeds its EBITDA target. Such bonus will be paid in a lump sum within sixty (60) days following the completion of the fiscal year applicable to the bonus, provided Mr. Tallian is employed by BTU as of the date the payment would be made.

4.	Mr. Tallian shall receive a grant of 15,000 options to purchase common stock of the Amtech, Inc. in accordance with the provisions of Amtech’s 2007 Employee Stock Incentive Plan (the “Plan”) and the applicable award agreement between Mr. Tallian and Amtech (the “Award Agreement”, such options to vest equally over four (4) years from the date of grant.

5.	The Company referred to in section 2.c. of the Retention Agreement will be Amtech Systems, Inc.

6.	Other than as explicitly set forth in this Agreement, the Offer Letter, the Retention Agreement and the Prior Agreement shall not be otherwise changed, affected, or altered in any way.

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IN WITNESS WHEREOF, the parties have hereunto set their hands and seals.

BTU INTERNATIONAL, INC.		PETER TALLIAN

BY:	/s/ Paul J. van der Wansem	/s/ Peter Tallian
Name: Paul J. van der Wansem
	Its: President, Chief Executive Officer, and Chairman of the Board of Directors	DATE: October 21, 2014

DATE: October 21, 2014

[Signature Page to Tallian Employment Agreement]